Exhibit 99.1

For further information:
David T. Provost, CEO
Dennis L. Klaeser, CFO
989-839-5350

Chemical Financial Corporation reports 2018 first quarter net income of $70.2 million, representing $0.97 of earnings per diluted average share
Chemical Financial Corporation declares cash dividend on common stock of $0.28 per share
MIDLAND, MI, April 24, 2018 -- Chemical Financial Corporation ("Chemical," "we," "us" or "our") (NASDAQ:CHFC) today announced 2018 first quarter net income of $70.2 million, or $0.97 per diluted share, compared to 2017 fourth quarter net income of $9.4 million, or $0.13 per diluted share and 2017 first quarter net income of $47.6 million, or $0.67 per diluted share. Fourth quarter of 2017 net income, excluding significant items, a non-GAAP financial measure, which for the fourth quarter of 2017 excluded the charge to income tax expense of $46.7 million resulting from the revaluation of our net deferred tax assets, $2.6 million of merger and restructuring expenses and $7.6 million of losses on sales of investment securities was $62.7 million, or $0.87 per diluted share, and first quarter of 2017 net income, excluding significant items, which for the first quarter of 2017 excluded $4.2 million of merger expenses was $50.3 million, or $0.70 per diluted share.(1) We had no significant items in the first quarter of 2018. In addition, on April 24, 2018, our Board of Directors declared a second quarter of 2018 dividend on our common stock of $0.28 per share. The second quarter of 2018 dividend will be payable on June 15, 2018, to shareholders of record on June 1, 2018.
"We are pleased with our earnings results for the quarter which benefited from an increase in net interest income driven by improvement in our net interest margin, a $3.8 million benefit to earnings due to a change in fair value in loan servicing rights and a lower effective tax rate," noted David T. Provost, Chief Executive Officer of Chemical and Thomas C. Shafer, Vice Chairman of Chemical and Chief Executive Office of Chemical Bank. "Over the last few months we have successfully recruited who we believe to be some of the top commercial lenders in our markets and made investments in banking teams in our high growth areas. Additionally, we have keenly focused on growing our core deposits and are pleased with the progress we are making with both retail and institutional customers. Furthermore, our teams are working diligently to implement substantial upgrades to our core operating systems and are on schedule to complete this project in the third quarter of this year. We look forward to the growth we believe these investments will bring to our loan and deposit portfolios in addition to the optimal best-in-class customer service experience we are creating for our customers."

Our return on average assets was 1.44% during the first quarter of 2018, compared to 0.20% during the fourth quarter of 2017 and 1.09% in the first quarter of 2017. Our return on average assets, excluding significant items, a non-GAAP financial measure, was 1.31% during the fourth quarter of 2017 and 1.15% in the first quarter of 2017.(1) Our return on average tangible shareholders' equity was 18.6% in the first quarter of 2018, compared to 2.5% during the fourth quarter of 2017 and 13.3% in the first quarter of 2017. Our return on average tangible equity, excluding significant items, a non-GAAP financial measure, was 16.5% during the fourth quarter of 2017 and 14.1% in the first quarter of 2017.(1)
Our net interest income was $151.9 million in the first quarter of 2018, $6.0 million, or 4.1%, higher than the fourth quarter of 2017 and $21.8 million, or 16.7%, higher than the first quarter of 2017. The increase in net interest income in the first quarter of 2018, compared to the fourth quarter of 2017, was primarily attributable to increases in yields earned and average balances on loans and investment securities, partially offset by two less days in the quarter. The increase in net interest income in the first quarter of 2018, over the first quarter of 2017, was primarily attributable to increases in average balances and yields earned on loans in addition to an increase in average investment securities. We experienced net loan growth of $63.5 million during the first quarter of 2018 and $945.4 million during the twelve months ended March 31, 2018, and increased our investment securities portfolio by $333.3 million during the first quarter of 2018 and $1.05 billion during the twelve months ended March 31, 2018.

Our net interest margin was 3.51% in the first quarter of 2018, compared to 3.39% in the fourth quarter of 2017 and 3.41% in the first quarter of 2017. Our net interest margin, on a tax-equivalent basis, a non-GAAP financial measure, was 3.56% in the first quarter of 2018, compared to 3.47% in the fourth quarter of 2017 and 3.49% in the first quarter of 2017.(1) Our net interest margin, on a tax-equivalent basis, in the first quarter of 2018, compared to the fourth quarter of 2017, improved primarily due to increases in yields earned and average balances in our loan and investment securities portfolios, partially offset by an increase in our cost of funds and the reduced benefit of the fully taxable equivalent adjustment resulting from the reduction in the federal corporate tax rate to 21%. The average yield on our loan portfolio increased to 4.48% in the first quarter of 2018, compared to 4.31% in the fourth quarter of 2017 and 4.11% in the first quarter of 2017. Interest accretion from purchase accounting discounts on acquired loans contributed 29 basis points to our net interest margin, on a tax-equivalent basis, in the first quarter of 2018, compared to 22 basis points in the fourth quarter of 2017 and 12 basis points in the first quarter of 2017. The increase in the size of our investment securities portfolio was primarily due to our reinvestment of the proceeds from our fourth quarter of 2017 sales of certain securities in a loss position as part of our treasury and tax management objectives and additional investment in our investment securities portfolio. Our average cost of funds was 0.64% in the first quarter of 2018, compared to 0.56% in the fourth quarter of 2017 and 0.35% in the first quarter of 2017.
Our provision for loan losses was $6.3 million in the first quarter of 2018, compared to $7.5 million in the fourth quarter of 2017 and $4.1 million in the first quarter of 2017. The decrease in the provision for loan losses in the first quarter of 2018, compared to the fourth quarter of 2017, was primarily the result of a reduction in originated loan growth. We recorded all acquired loans at their estimated fair value at each respective acquisition date without a carryover of the related allowance and, as of both March 31, 2018 and December 31, 2017, we determined no allowance was needed for this population of loans.
Net loan charge-offs were $3.4 million, or 0.10% of average loans, in the first quarter of 2018, compared to $1.4 million, or 0.04% of average loans, in the fourth quarter of 2017 and $3.5 million, or 0.11% of average loans, in the first quarter of 2017. The increase in charge-offs in the first quarter of 2018, compared to the fourth quarter of 2017, was primarily due to charge-offs taken on loans individually evaluated for impairment with previously established specific reserves.
Our nonperforming loans totaled $61.8 million at March 31, 2018, compared to $63.1 million at December 31, 2017 and $47.8 million at March 31, 2017. Nonperforming loans comprised 0.43% of total loans at March 31, 2018, compared to 0.45% at December 31, 2017 and 0.36% at March 31, 2017.
Our allowance for loan losses for our originated loan portfolio was $94.8 million, or 0.95% of originated loans, at March 31, 2018, compared to $91.9 million, or 0.94% of originated loans, at December 31, 2017 and $78.8 million, or 0.99% of originated loans, at March 31, 2017. Our allowance for loan losses of our originated loan portfolio as a percentage of nonperforming loans was 153.3% at March 31, 2018, compared to 145.6% at December 31, 2017 and 164.7% at March 31, 2017. The results of our quarterly re-estimation of cash flows on our acquired loan portfolios resulted in no need for an allowance for our acquired loan portfolios as of March 31, 2018, December 31, 2017 or March 31, 2017.
Our noninterest income was $40.6 million in the first quarter of 2018, compared to $32.3 million in the fourth quarter of 2017 and $38.0 million in the first quarter of 2017. Noninterest income in the first quarter of 2018 increased compared to the fourth quarter of 2017, primarily due to $7.6 million in losses in the fourth quarter of 2017 on the sale of investment securities taken as part of our treasury and tax management objectives and a $4.6 million increase in net gain on sale of loans and other mortgage banking revenue, partially offset by a $1.8 million decrease in other charges and fees for customer services. Noninterest income in the first quarter of 2018 increased compared to the first quarter of 2017, primarily due to a $3.4 million increase in net gain on sale of loans and other mortgage banking revenue and a $1.8 million increase in other noninterest income, partially offset by a $3.1 million decrease in other charges and fees for customer services. Net gain on sale of loans and other mortgage banking revenue, included a $3.8 million benefit to earnings due to a change in fair value in loan servicing rights in the first quarter of 2018, compared to a $13 thousand detriment in the fourth quarter of 2017 and a $519 thousand detriment in the first quarter of 2017. The change in fair value in loan servicing rights benefited diluted earnings per share by approximately $0.04 in the first quarter of 2018, compared to no impact in the fourth quarter of 2017 and a detriment of $0.01 in the first quarter of 2017.

Our operating expenses were $103.4 million in the first quarter of 2018, compared to $100.0 million in the fourth quarter of 2017 and $104.2 million in the first quarter of 2017. We had no merger and restructuring expenses in the first quarter of 2018, compared to $2.6 million in the fourth quarter of 2017 and $4.2 million in the first quarter of 2017. First quarter of 2018 included $1.6 million of impairment related to a federal historic tax credit placed into service during the quarter, included within other operating expense in our Consolidated Statements of Income, compared to $6.2 million of impairment related to federal historic tax credits in the fourth quarter of 2017. Core operating expenses, a non-GAAP financial measure, which excludes merger and restructuring expenses for 2017 and the impairment of federal historic tax credits, were $101.7 million in the first quarter of 2018, compared to $91.3 million for the fourth quarter of 2017, an increase of $10.4 million, primarily due to an $8.7 million increase in salaries, wages and employee benefits and a $2.3 million increase in outside processing and service fees primarily due to costs incurred related to preparing for the conversion of our core operating system. The increase in salaries, wages and employee benefits was the result of annual merit increases, the hiring of additional lenders, key management and operations staff, an increase in payroll taxes due to the additional salary expense, the beginning of a new tax year and a decrease in the deferral of loan origination costs due to lower loan production. Costs specifically attributed to our efforts to implement upgrades to our core operating systems were $2.7 million in the first quarter of 2018. These costs are expected to increase for the second quarter of 2018 and then begin trending downward for the third and fourth quarters of 2018.
Our effective tax rate was 15.3% in the first quarter of 2018, compared to 86.6% in the fourth quarter of 2017 and 20.5% in the first quarter of 2017. Our tax rate for the first quarter of 2018 benefited from the enactment of the Tax Cuts and Jobs Act which reduced the federal corporate tax rate to 21% effective January 1, 2018 and a $1.6 million benefit from a federal housing tax credit placed into service during the quarter. Our tax rate for the fourth quarter of 2017 was impacted by the $46.7 million charge to income tax expense as a result of the revaluation of our net deferred tax assets and the $6.2 million benefit from federal historic tax credits placed into service during the quarter. Our tax rate for the first quarter of 2017 benefited primarily from stock option exercises that occurred during the quarter.
Our efficiency ratio is a measure of operating expenses as a percentage of net interest income and noninterest income. Our efficiency ratio was 53.7% in the first quarter of 2018, compared to 56.1% in the fourth quarter of 2017 and 62.0% in the first quarter of 2017. Our adjusted efficiency ratio, a non-GAAP financial measure, which excludes, as applicable, amortization of intangibles, merger and restructuring expenses, impairment of income tax credits, the net interest income FTE adjustment, the change in fair value on loan servicing rights, and losses/gains from sale of investment securities, was 52.5% in the first quarter of 2018, compared to 47.4% in the fourth quarter of 2017 and 57.4% in the first quarter of 2017.(1)
Our total assets were $19.76 billion at March 31, 2018, compared to $19.28 billion at December 31, 2017 and $17.64 billion at March 31, 2017. The increase in our total assets during the first quarter of 2018 was primarily attributable to an increase in our investment securities portfolio. The increase in total assets during the twelve months ended March 31, 2018 was primarily attributable to an increase in our investment securities portfolio and net loan growth.
Our investment securities portfolio totaled $2.97 billion at March 31, 2018, an increase of $333.3 million, compared to $2.64 billion at December 31, 2017, and an increase of $1.05 billion, compared to $1.92 billion at March 31, 2017. The increase in the investment securities portfolio in both the first quarter of 2018 and the twelve months ended March 31, 2018 reflects our long-term plan to increase our investment securities portfolio as a percentage of total assets. The increase in our investment securities portfolio in the first quarter of 2018 also includes the remaining reinvestment of proceeds from our sales of certain securities in a loss position in the fourth quarter of 2017 as part of our treasury and tax management objectives.
Our total loans were $14.22 billion at March 31, 2018, an increase of $63.5 million, from total loans of $14.16 billion at December 31, 2017 and an increase of $945.4 million, from total loans of $13.27 billion at March 31, 2017. We experienced organic loan growth of $265.1 million during the first quarter of 2018, compared to $591.3 million in the fourth quarter of 2017 and $501.4 million in the first quarter of 2017. Growth in our originated loan portfolio was partially offset by run-off in our acquired loan portfolio of $201.6 million in the first quarter of 2018, compared to $269.4 million in the fourth quarter of 2017 and $218.8 million in the first quarter of 2017.

Our total deposits were $13.97 billion at March 31, 2018, compared to $13.64 billion at December 31, 2017 and $13.13 billion at March 31, 2017. The increase in deposits during the three months ended March 31, 2018 was primarily due to an increase in brokered deposits, noninterest-bearing demand accounts and money market accounts. Collateralized customer deposits were $490.1 million at March 31, 2018, compared to $415.2 million at December 31, 2017 and $398.9 million at March 31, 2017. Loans as a percentage of deposits plus collateralized customer deposits were 98.3% at March 31, 2018, compared to 100.7% at December 31, 2017 and 98.1% at March 31, 2017.
Our short-term borrowings were $2.05 billion at March 31, 2018, compared to $2.00 billion at December 31, 2017 and $900.0 million at March 31, 2017 and consisted of short-term FHLB advances that we used to fund our short-term liquidity needs. Our long-term borrowings were $372.9 million at both March 31, 2018 and December 31, 2017, compared to $490.9 million at March 31, 2017.
Our shareholders' equity to total assets ratio was 13.7% at March 31, 2018, compared to 13.8% at December 31, 2017 and 14.7% at March 31, 2017. Our tangible shareholders' equity to tangible assets ratio, a non-GAAP financial measure, and total risk-based capital ratio were 8.3% and 11.2% (estimated), respectively, at March 31, 2018 compared to 8.3% and 11.0%, respectively, at December 31, 2017 and 8.8% and 11.4%, respectively, at March 31, 2017. (1) Our book value was $37.89 per share at March 31, 2018, compared to $37.48 per share at December 31, 2017 and $36.56 per share at March 31, 2017. Our tangible book value, a non-GAAP financial measure, was $21.66 per share at March 31, 2018, compared to $21.21 per share at December 31, 2017 and $20.32 per share at March 31, 2017.(1)

(1)
Please refer to the section entitled "Non-GAAP Financial Measures" in this press release and to the financial tables entitled "Reconciliation of Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP financial measures.

Conference Call Details
Chemical Financial Corporation will host a conference call to discuss our first quarter 2018 operating results on Wednesday, April 25, 2018, at 10:30 a.m. ET. Anyone interested may access the conference call on a live basis by dialing toll-free at 800-581-5838 and entering 715637 for the conference ID. The call will also be broadcast live over the Internet hosted at Chemical Financial Corporation's website at www.chemicalbank.com under the "Investor Information" section. A copy of the slide-show presentation and an audio replay of the call will remain available on Chemical Financial Corporation's website for at least 14 days.
About Chemical Financial Corporation
Chemical Financial Corporation is the largest banking company headquartered and operating branch offices in Michigan. We operate through our subsidiary bank, Chemical Bank, with 212 banking offices located primarily in Michigan, northeast Ohio and northern Indiana. At March 31, 2018, we had total assets of $19.76 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issuers comprising The NASDAQ Global Select Market and the S&P MidCap 400 Index. More information about Chemical Financial Corporation is available by visiting the "Investor Information" section of our website at www.chemicalbank.com.
Non-GAAP Financial Measures
This press release contains references to financial measures that are not defined in generally accepted accounting principles ("GAAP"). Such non-GAAP financial measures including measures that exclude significant items, net income, diluted earnings per share, return on average assets and return on average shareholders' equity, our tangible equity to tangible assets ratio, tangible book value per share, presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis, core operating expenses (which excludes merger and restructuring expenses and impairment of income tax credits), operating expenses-efficiency ratio (which excludes merger and restructuring expenses, impairment of federal historic tax credits and amortization of intangibles), and the adjusted efficiency ratio (which excludes significant items, impairment of federal historic tax credits, loan servicing rights change in fair value gains (losses), amortization of intangibles, net interest income FTE adjustments, (losses) gains from sale of investment securities and closed branch locations).

These non-GAAP financial measures have been included because we believe they are helpful for investors to analyze and evaluate our financial condition. However, these non-GAAP financial measures have inherent limitations and should not be considered in isolation or as a substitute for GAAP measures. In addition, because non-GAAP measures are not standardized, it may not be possible to compare the non-GAAP historical measures in this press release with other companies' non-GAAP financial measures. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in the financial tables included with this press release.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical. Words and phrases such as "anticipates," "believes," "continue," "estimates," "expects," "forecasts," "future," "intends," "is likely," "judgment," "look ahead," "look forward," "on schedule," "opinion," "opportunity," "plans," "potential," "predicts," "probable," "projects," "should," "strategic," "trend," "will," and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. These statements include, among others, statements related to our belief regarding our recruitment of top commercial lenders, the impact of upgrades to our core operating systems, the timing of such upgrades and our expected costs attributable to such upgrades, including the timing and impact of such expenses. All statements referencing future time periods are forward-looking.
Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on Chemical, specifically, are also inherently uncertain.
Forward-looking statements are based upon current beliefs and expectations and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors include, without limitation, a downturn in the economy, particularly in our markets, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate value, operational and regulatory challenges associated with our information technology systems and policies and procedures in light of our rapid growth and pending system conversion in 2018, regulatory changes, excessive loan losses, our inability to attract and retain new commercial lenders and other bankers as well as key operations staff in light of competition for experienced employees in the banking industry, our inability to execute on its strategy to expand investments and commercial lending, our inability to grow our deposits after reducing the number of physical branches that we operate, and negative reactions to our restructuring efforts by our customers, employees and other counterparties.
In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of Chemical's Annual Report on Form 10-K for the year ended December 31, 2017. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation
(In thousands, except per share data)

	March 31, 2018	December 31, 2017	March 31, 2017

Assets
Cash and cash equivalents:
Cash and cash due from banks	$174,173	$226,003	$191,940
Interest-bearing deposits with the Federal Reserve Bank and other banks and federal funds sold	379,320	229,988	249,840
Total cash and cash equivalents	553,493	455,991	441,780
Investment securities:
Available-for-sale	2,297,123	1,963,546	1,275,846
Held-to-maturity	676,847	677,093	647,192
Total investment securities	2,973,970	2,640,639	1,923,038
Loans held-for-sale	31,636	52,133	39,123
Loans:
Total loans	14,218,747	14,155,267	13,273,392
Allowance for loan losses	(94,762)	(91,887)	(78,774)
Net loans	14,123,985	14,063,380	13,194,618
Premises and equipment	126,251	126,896	142,763
Loan servicing rights	68,837	63,841	64,604
Goodwill	1,134,568	1,134,568	1,133,534
Other intangible assets	32,833	34,271	38,848
Interest receivable and other assets	710,511	709,154	658,665
Total Assets	$19,756,084	$19,280,873	$17,636,973
Liabilities
Deposits:
Noninterest-bearing	$3,801,125	$3,725,779	$3,399,287
Interest-bearing	10,166,692	9,917,024	9,733,060
Total deposits	13,967,817	13,642,803	13,132,347
Collateralized customer deposits	490,107	415,236	398,910
Short-term borrowings	2,050,000	2,000,000	900,000
Long-term borrowings	372,908	372,882	490,876
Interest payable and other liabilities	171,975	181,203	114,789
Total liabilities	17,052,807	16,612,124	15,036,922
Shareholders' Equity
Preferred stock, no par value per share	—	—	—
Common stock, $1 par value per share	71,350	71,207	71,118
Additional paid-in capital	2,201,803	2,203,637	2,194,705
Retained earnings	471,178	419,403	372,193
Accumulated other comprehensive loss	(41,054)	(25,498)	(37,965)
Total shareholders' equity	2,703,277	2,668,749	2,600,051
Total Liabilities and Shareholders' Equity	$19,756,084	$19,280,873	$17,636,973

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation
(In thousands, except per share data)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest Income
Interest and fees on loans	$156,818	$150,558	$132,485
Interest on investment securities:
Taxable	12,419	10,289	4,756
Tax-exempt	5,556	5,105	4,235
Dividends on nonmarketable equity securities	1,901	2,018	621
Interest on deposits with the Federal Reserve Bank and other banks and federal funds sold	1,240	1,192	799
Total interest income	177,934	169,162	142,896
Interest Expense
Interest on deposits	15,917	14,303	8,916
Interest on collateralized customer deposits	524	461	150
Interest on short-term borrowings	8,166	6,952	1,508
Interest on long-term borrowings	1,464	1,541	2,225
Total interest expense	26,071	23,257	12,799
Net Interest Income	151,863	145,905	130,097
Provision for loan losses	6,256	7,522	4,050
Net interest income after provision for loan losses	145,607	138,383	126,047
Noninterest Income
Service charges and fees on deposit accounts	8,463	9,073	8,004
Wealth management revenue	6,311	6,539	5,827
Other charges and fees for customer services	5,754	7,522	8,891
Net gain on sale of loans and other mortgage banking revenue	12,535	7,925	9,160
(Loss) gain on sale of investment securities	—	(7,556)	90
Other	7,491	8,816	6,038
Total noninterest income	40,554	32,319	38,010
Operating Expenses
Salaries, wages and employee benefits	56,105	47,363	59,894
Occupancy	8,011	7,546	7,392
Equipment and software	7,659	8,000	8,517
Outside processing and service fees	11,332	9,081	7,511
Merger expenses	—	1,511	4,167
Restructuring expenses	—	1,056	—
Other	20,251	25,465	16,715
Total operating expenses	103,358	100,022	104,196
Income before income taxes	82,803	70,680	59,861
Income tax expense	12,633	61,234	12,257
Net Income	$70,170	$9,446	$47,604
Earnings Per Common Share:
Weighted average common shares outstanding-basic	71,231	71,095	70,628
Weighted average common shares outstanding-diluted	71,906	71,682	71,415
Basic earnings per share	$0.99	$0.13	$0.67
Diluted earnings per share	0.97	0.13	0.67
Diluted earnings per share, excluding significant items (non-GAAP)	0.97	0.87	0.70
Cash Dividends Declared Per Common Share	0.28	0.28	0.27
Key Ratios (annualized where applicable):
Return on average assets	1.44%	0.20%	1.09%
Return on average tangible shareholders' equity, excluding significant items (non-GAAP)	18.6%	16.5%	14.1%
Net interest margin (tax-equivalent basis) (non-GAAP)	3.56%	3.47%	3.49%
Efficiency ratio - GAAP	53.7%	56.1%	62.0%
Efficiency ratio - adjusted (non-GAAP)	52.5%	47.4%	57.4%

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation
(Dollars in thousands, except per share data)

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Summary of Operations
Interest income	$177,934	$169,162	$164,944	$155,133	$142,896
Interest expense	26,071	23,257	21,316	17,185	12,799
Net interest income	151,863	145,905	143,628	137,948	130,097
Provision for loan losses	6,256	7,522	5,499	6,229	4,050
Net interest income after provision for loan losses	145,607	138,383	138,129	131,719	126,047
Noninterest income	40,554	32,319	32,122	41,568	38,010
Operating expenses, excluding merger and restructuring expenses and impairment of income tax credits (non-GAAP)	101,724	91,298	95,241	97,772	100,029
Merger and restructuring expenses	—	2,567	21,203	465	4,167
Impairment of income tax credits	1,634	6,157	3,095	—	—
Income before income taxes	82,803	70,680	50,712	75,050	59,861
Income tax expense	12,633	61,234	10,253	23,036	12,257
Net income	$70,170	$9,446	$40,459	$52,014	$47,604
Significant items, net of tax	—	53,240	13,782	302	2,709
Net income, excluding significant items	$70,170	$62,686	$54,241	$52,316	$50,313

Per Common Share Data
Net income:
Basic	$0.99	$0.13	$0.57	$0.73	$0.67
Diluted	0.97	0.13	0.56	0.73	0.67
Diluted, excluding significant items (non-GAAP)	0.97	0.87	0.76	0.73	0.70
Cash dividends declared	0.28	0.28	0.28	0.27	0.27
Book value - period-end	37.89	37.48	37.57	37.11	36.56
Tangible book value - period-end	21.66	21.21	21.36	20.89	20.32
Market value - period-end	54.68	53.47	52.26	48.41	51.15

Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis) (non-GAAP)	3.56%	3.47%	3.48%	3.48%	3.49%
Efficiency ratio - adjusted (non-GAAP)	52.5%	47.4%	51.2%	52.2%	57.4%
Return on average assets	1.44%	0.20%	0.86%	1.14%	1.09%
Return on average shareholders' equity	10.5%	1.4%	6.1%	8.0%	7.4%
Return on average tangible shareholders' equity (non-GAAP)	18.6%	16.5%	14.6%	14.4%	14.1%
Average shareholders' equity as a percent of average assets	13.7%	13.9%	14.0%	14.3%	14.8%
Capital ratios (period end):
Tangible shareholders' equity as a percent of tangible assets	8.3%	8.3%	8.3%	8.4%	8.8%
Total risk-based capital ratio (1)	11.2%	11.0%	11.2%	11.1%	11.4%

(1)	Estimated at March 31, 2018.

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Average Balances, Fully Tax Equivalent (FTE) Interest and Effective Yields and Rates(1) (Unaudited)
Chemical Financial Corporation
(Dollars in thousands)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest (FTE)	Effective Yield/Rate (1)	Average Balance	Interest (FTE)	Effective Yield/Rate (1)	Average Balance	Interest (FTE)	Effective Yield/Rate (1)
Assets
Interest-earning assets:
Loans (1)(2)	$14,224,926	$157,568	4.48%	$13,954,366	$151,413	4.31%	$13,155,846	$133,293	4.11%
Taxable investment securities	1,781,995	12,419	2.79	1,715,494	10,289	2.40	1,005,489	4,756	1.89
Tax-exempt investment securities(1)	1,010,092	7,033	2.79	981,299	7,830	3.19	861,508	6,495	3.02
Other interest-earning assets	180,084	1,901	4.28	180,098	2,018	4.45	103,334	621	2.44
Interest-bearing deposits with the FRB and other banks and federal funds sold	262,910	1,240	1.91	307,028	1,192	1.54	269,288	799	1.20
Total interest-earning assets	17,460,007	180,161	4.17	17,138,285	172,742	4.01	15,395,465	145,964	3.83
Less: allowance for loan losses	(92,648)			(86,521)			(78,616)
Other assets:
Cash and cash due from banks	226,660			239,307			229,203
Premises and equipment	126,742			138,880			146,044
Interest receivable and other assets	1,737,116			1,777,479			1,781,923
Total assets	$19,457,877			$19,207,430			$17,474,019
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing checking deposits	$2,767,267	$1,225	0.18%	$2,709,033	$1,242	0.18%	$2,898,061	$1,018	0.14%
Savings deposits	4,047,004	4,937	0.49	4,023,075	4,296	0.42	3,842,594	1,721	0.18
Time deposits	3,262,568	9,755	1.21	3,136,655	8,765	1.11	2,953,069	6,177	0.85
Collateralized customer deposits	409,077	524	0.52	408,962	461	0.45	333,666	150	0.18
Short-term borrowings	2,055,556	8,166	1.61	1,957,609	6,952	1.41	892,222	1,508	0.69
Long-term borrowings	372,886	1,464	1.59	383,739	1,541	1.67	539,032	2,225	1.67
Total interest-bearing liabilities	12,914,358	26,071	0.82	12,619,073	23,257	0.73	11,458,644	12,799	0.45
Noninterest-bearing deposits	3,688,581	—	—	3,734,650	—	—	3,305,201	—	—
Total deposits and borrowed funds	16,602,939	26,071	0.64	16,353,723	23,257	0.56	14,763,845	12,799	0.35
Interest payable and other liabilities	186,613			177,678			125,673
Shareholders' equity	2,668,325			2,676,029			2,584,501
Total liabilities and shareholders' equity	$19,457,877			$19,207,430			$17,474,019
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.35%			3.28%			3.38%
Net Interest Income (FTE)		$154,090			$149,485			$133,165
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.56%			3.47%			3.49%

Reconciliation to Reported Net Interest Income
Net interest income, fully taxable equivalent (non-GAAP)		$154,090			$149,485			$133,165
Adjustments for taxable equivalent interest (1):
Loans		(750)			(855)			(808)
Tax-exempt investment securities		(1,477)			(2,725)			(2,260)
Total taxable equivalent interest adjustments		(2,227)			(3,580)			(3,068)
Net interest income (GAAP)		$151,863			$145,905			$130,097
Net interest margin (GAAP)		3.51%			3.39%			3.41%

(1)
Fully taxable equivalent (FTE) basis using a federal income tax rate of 21% for the three months ended March 31, 2018 and 35% for the three months ended December 31, 2017 and March 31, 2017. The presentation of net interest income on a FTE basis is not in accordance with GAAP, but is customary in the banking industry.

(2)	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Noninterest Income and Operating Expenses Information (Unaudited)
Chemical Financial Corporation
(Dollars in thousands)

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Noninterest income
Service charges and fees on deposit accounts	$8,463	$9,073	$9,147	$8,777	$8,004
Wealth management revenue(1)	6,311	6,539	6,188	6,958	5,827
Other fees for customer services	1,697	1,944	2,254	2,252	2,074
Electronic banking fees	4,057	5,578	4,370	7,482	6,817
Net gain on sale of loans and other mortgage banking revenue	8,783	7,938	9,282	11,681	9,679
Change in fair value in loan servicing rights(1)	3,752	(13)	(4,041)	(1,802)	(519)
Gain (loss) on sale of investment securities	—	(7,556)	1	77	90
Bank-owned life insurance	891	1,377	1,124	1,106	1,211
Gain on sale of branch offices	—	—	—	—	—
Other	6,600	7,439	3,797	5,037	4,827
Total noninterest income	$40,554	$32,319	$32,122	$41,568	$38,010

(1)	Included within the line item "Other charges and fees for customer services" in the Consolidated Statements of Income.

(2)	Included within the line item "Net gain on sale of loans and other mortgage banking revenue" in the Consolidated Statements of Income.

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Operating expenses
Salaries and wages	$46,192	$41,866	$44,641	$44,959	$48,526
Employee benefits	9,913	5,497	7,949	7,288	11,368
Occupancy	8,011	7,546	6,871	8,745	7,392
Equipment and software	7,659	8,000	7,582	8,149	8,517
Outside processing and service fees	11,332	9,081	9,626	8,924	7,511
FDIC insurance premiums	5,629	4,556	2,768	2,460	1,406
Professional fees	2,525	3,483	3,489	2,567	1,968
Intangible asset amortization	1,439	1,525	1,526	1,525	1,513
Credit-related expenses	1,306	803	1,874	1,895	1,200
Merger expenses	—	1,511	2,379	465	4,167
Restructuring expenses	—	1,056	18,824	—	—
Impairment of income tax credit	1,634	6,157	3,095	—	—
Other	7,718	8,941	8,915	11,260	10,628
Total operating expenses	$103,358	$100,022	$119,539	$98,237	$104,196

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Composition of Loans and Deposits and Additional Information on Intangible Assets (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

			Organic Growth -				Organic Growth -
	Mar 31, 2018	Dec 31, 2017	Three Months Ended March 31, 2018	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Twelve Months Ended March 31, 2018

Composition of Loans
Commercial loan portfolio:
Commercial	$3,427,285	$3,385,642	1.2%	$3,319,965	$3,360,161	$3,253,608	5.3%
Commercial real estate:
Owner-occupied	1,832,824	1,813,562	1.1	1,718,404	1,695,947	1,705,653	7.5
Non-owner occupied	2,680,801	2,606,761	2.8	2,514,538	2,550,396	2,316,846	15.7
Vacant land	74,751	80,347	(7.0)	83,036	77,980	75,272	(0.7)
Total commercial real estate	4,588,376	4,500,670	1.9	4,315,978	4,324,323	4,097,771	12.0
Real estate construction	559,780	574,215	(2.5)	501,413	446,678	453,811	23.4
Subtotal - commercial loans	8,575,441	8,460,527	1.4	8,137,356	8,131,162	7,805,190	9.9
Consumer loan portfolio:
Residential mortgage	3,264,620	3,252,487	0.4	3,221,307	3,125,397	3,133,465	4.2
Consumer installment	1,572,240	1,613,008	(2.5)	1,615,983	1,553,967	1,481,057	6.2
Home equity	806,446	829,245	(2.7)	858,722	856,846	853,680	(5.5)
Subtotal - consumer loans	5,643,306	5,694,740	(0.9)	5,696,012	5,536,210	5,468,202	3.2
Total loans	$14,218,747	$14,155,267	0.4%	$13,833,368	$13,667,372	$13,273,392	7.1%

			Organic Growth -				Organic Growth -
	Mar 31, 2018	Dec 31, 2017	Three Months Ended March 31, 2018	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Twelve Months Ended March 31, 2018
Composition of Deposits
Noninterest-bearing demand	$3,801,125	$3,725,779	2.0%	$3,688,848	$3,626,592	$3,399,287	11.8%
Savings	1,742,342	1,697,762	2.6	1,736,360	1,749,199	1,752,040	(0.6)
Interest-bearing checking	2,701,055	2,724,415	(0.9)	2,974,478	2,605,673	2,884,567	(6.4)
Money market accounts	2,032,633	1,957,909	3.8	2,007,466	1,953,325	1,893,764	7.3
Brokered deposits	651,846	453,227	43.8	416,926	406,174	440,227	48.1
Other time deposits	3,038,816	3,083,711	(1.5)	2,981,167	2,863,404	2,762,462	10.0
Total deposits	$13,967,817	$13,642,803	2.4%	$13,805,245	$13,204,367	$13,132,347	6.4%

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Additional Data - Intangibles
Goodwill	$1,134,568	$1,134,568	$1,134,568	$1,133,534	$1,133,534
Loan servicing rights	68,837	63,841	62,195	64,522	64,604
Core deposit intangibles (CDI)	32,833	34,259	35,747	37,235	38,723
Noncompete agreements	—	13	50	87	125

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation
(Dollars in thousands)

	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Nonperforming Assets
Nonperforming Loans (1):
Nonaccrual loans:
Commercial	$20,000	$19,691	$15,648	$18,773	$16,717
Commercial real estate:
Owner-occupied	19,855	19,070	16,295	11,683	12,575
Non-owner occupied	5,489	5,270	4,361	3,600	3,793
Vacant land	4,829	5,205	4,494	4,440	4,460
Total commercial real estate	30,173	29,545	25,150	19,723	20,828
Real estate construction	77	77	78	56	79
Residential mortgage	7,621	8,635	8,646	7,714	6,749
Consumer installment	922	842	875	757	755
Home equity	3,039	4,305	3,908	3,871	2,713
Total nonaccrual loans(1)	61,832	63,095	54,305	50,894	47,841
Other real estate and repossessed assets	7,719	8,807	10,605	14,582	16,395
Total nonperforming assets	$69,551	$71,902	$64,910	$65,476	$64,236
Accruing loans contractually past due 90 days or more as to interest or principal payments, excluding acquired loans accounted for under ASC 310-30:
Commercial	$322	$—	$3,521	$58	$1,823
Commercial real estate:
Owner-occupied	—	—	144	—	700
Non-owner occupied	—	13	—	—	—
Vacant land	—	—	—	262	—
Total commercial real estate	—	13	144	262	700
Home equity	913	1,364	2,367	2,026	1,169
Total accruing loans contractually past due 90 days or more as to interest or principal payments	$1,235	$1,377	$6,032	$2,346	$3,692

(1)
Acquired loans, accounted for under Accounting Standards Codification 310-30, that are not performing in accordance with contractual terms are not reported as nonperforming loans because these loans are recorded in pools at their net realizable value based on the principal and interest we expect to collect on these loans.

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Summary of Allowance and Loan Loss Experience (Unaudited)
Chemical Financial Corporation
(Dollars in thousands)

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Allowance for loan losses - originated loan portfolio
Allowance for loan losses - beginning of period	$91,887	$85,181	$83,797	$78,774	$78,268
Provision for loan losses	6,256	8,101	4,920	6,229	4,050
Net loan (charge-offs) recoveries:
Commercial	(1,252)	(613)	(2,348)	(239)	(1,999)
Commercial real estate:
Owner-occupied	341	(232)	(170)	(173)	725
Non-owner occupied	(456)	748	(7)	(35)	21
Vacant land	(448)	267	3	3	(16)
Total commercial real estate	(563)	783	(174)	(205)	730
Real estate construction	26	(1)	—	—	(9)
Residential mortgage	(53)	(142)	(44)	19	(567)
Consumer installment	(997)	(1,318)	(857)	(747)	(1,310)
Home equity	(542)	(104)	(113)	(34)	(389)
Net loan charge-offs	(3,381)	(1,395)	(3,536)	(1,206)	(3,544)
Allowance for loan losses - end of period	94,762	91,887	85,181	83,797	78,774
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - beginning of period	—	579	—	—	—
Provision for loan losses	—	(579)	579	—	—
Allowance for loan losses - end of period	—	—	579	—	—
Total allowance for loan losses	$94,762	$91,887	$85,760	$83,797	$78,774
Net loan charge-offs as a percent of average loans (annualized)	0.10%	0.04%	0.10%	0.04%	0.11%

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Originated loans	$10,012,516	$9,747,429	$9,156,096	$8,659,622	$7,959,769
Acquired loans	4,206,231	4,407,838	4,677,272	5,007,750	5,313,623
Total loans	$14,218,747	$14,155,267	$13,833,368	$13,667,372	$13,273,392

Allowance for loan losses (originated loan portfolio) as a percent of:
Total originated loans	0.95%	0.94%	0.93%	0.97%	0.99%
Nonperforming loans	153.3%	145.6%	156.9%	164.7%	164.7%
Credit mark as a percent of unpaid principal balance on acquired loans	1.8%	2.4%	2.7%	2.6%	2.8%

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Reconciliation of Non-GAAP Financial Measures (Unaudited)
Chemical Financial Corporation
(Amounts in thousands)

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Non-GAAP Operating Results
Net Income
Net income, as reported	$70,170	$9,446	$40,459	$52,014	$47,604
Merger and restructuring expenses	—	2,567	21,203	465	4,167
Loss on sale of investment securities (1)	—	7,556	—	—	—
Significant items	—	10,123	21,203	465	4,167
Income tax benefit (2)	—	(3,543)	(7,421)	(163)	(1,458)
Revaluation of net deferred tax assets	—	46,660	—	—	—
Significant items, net of tax	—	53,240	13,782	302	2,709
Net income, excluding significant items	$70,170	$62,686	$54,241	$52,316	$50,313
Diluted Earnings Per Share
Diluted earnings per share, as reported	$0.97	$0.13	$0.56	$0.73	$0.67
Effect of significant items, net of tax	—	0.74	0.20	—	0.03
Diluted earnings per share, excluding significant items	$0.97	$0.87	$0.76	$0.73	$0.70
Return on Average Assets
Return on average assets, as reported	1.44%	0.20%	0.86%	1.14%	1.09%
Effect of significant items, net of tax	—	1.11	0.29	0.01	0.06
Return on average assets, excluding significant items	1.44%	1.31%	1.15%	1.15%	1.15%
Return on Average Shareholders' Equity
Return on average shareholders' equity, as reported	10.5%	1.4%	6.1%	8.0%	7.4%
Effect of significant items, net of tax	—	8.0	2.1	—	0.4
Return on average shareholders' equity, excluding significant items	10.5%	9.4%	8.2%	8.0%	7.8%
Return on Average Tangible Shareholders' Equity
Average shareholders' equity	$2,668,325	$2,676,029	$2,643,233	$2,606,517	$2,584,501
Average goodwill, CDI and noncompete agreements, net of tax	1,158,084	1,156,122	1,153,394	1,154,229	1,155,177
Average tangible shareholders' equity	$1,510,241	$1,519,907	$1,489,839	$1,452,288	$1,429,324
Return on average tangible shareholders' equity	18.6%	2.5%	10.9%	14.3%	13.3%
Effect of significant items, net of tax	—	14.0	3.7	0.1	0.8
Return on average tangible shareholders' equity, excluding significant items	18.6%	16.5%	14.6%	14.4%	14.1%

(1)	Represents losses on sales of investment securities in the fourth quarter of 2017 as part of our treasury and tax management objectives.

(2)	Assumes merger and restructuring expenses and other significant items are deductible at an income tax rate of 35% for each quarter during 2017.

Chemical Financial Corporation Announces 2018 First Quarter Operating Results

Reconciliation of Non-GAAP Financial Measures (Unaudited)
Chemical Financial Corporation
(Amounts in thousands, except per share data)

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017

Efficiency Ratio
Net interest income	$151,863	$145,905	$143,628	$137,948	$130,097
Noninterest income	40,554	32,319	32,122	41,568	38,010
Total revenue - GAAP	192,417	178,224	175,750	179,516	168,107
Net interest income FTE adjustment	2,227	3,580	3,260	3,169	3,068
Loan servicing rights change in fair value (gains) losses	(3,752)	13	4,041	1,802	519
Losses (gains) from sale of investment securities	—	7,556	(1)	(77)	(90)
Total revenue - Non-GAAP	$190,892	$189,373	$183,050	$184,410	$171,604
Operating expenses - GAAP	$103,358	$100,022	$119,539	$98,237	$104,196
Merger and restructuring expenses	—	(2,567)	(21,203)	(465)	(4,167)
Impairment of income tax credits	(1,634)	(6,157)	(3,095)	—	—
Operating expense, core - Non-GAAP	101,724	91,298	95,241	97,772	100,029
Amortization of intangibles	(1,439)	(1,525)	(1,526)	(1,525)	(1,513)
Operating expenses, efficiency ratio - Non-GAAP	$100,285	$89,773	$93,715	$96,247	$98,516
Efficiency ratio - GAAP	53.7%	56.1%	68.0%	54.7%	62.0%
Efficiency ratio - adjusted Non-GAAP	52.5%	47.4%	51.2%	52.2%	57.4%

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Tangible Book Value
Shareholders' equity, as reported	$2,703,277	$2,668,749	$2,673,089	$2,639,442	$2,600,051
Goodwill, CDI and noncompete agreements, net of tax	(1,157,505)	(1,158,738)	(1,153,576)	(1,153,595)	(1,154,915)
Tangible shareholders' equity	$1,545,772	$1,510,011	$1,519,513	$1,485,847	$1,445,136
Common shares outstanding	71,350	71,207	71,152	71,131	71,118
Book value per share (shareholders' equity, as reported, divided by common shares outstanding)	$37.89	$37.48	$37.57	$37.11	$36.56
Tangible book value per share (tangible shareholders' equity divided by common shares outstanding)	$21.66	$21.21	$21.36	$20.89	$20.32
Tangible Shareholders' Equity to Tangible Assets
Total assets, as reported	$19,756,084	$19,280,873	$19,354,308	$18,781,405	$17,636,973
Goodwill, CDI and noncompete agreements, net of tax	(1,157,505)	(1,158,738)	(1,153,576)	(1,153,595)	(1,154,915)
Tangible assets	$18,598,579	$18,122,135	$18,200,732	$17,627,810	$16,482,058
Shareholders' equity to total assets	13.7%	13.8%	13.8%	14.1%	14.7%
Tangible shareholders' equity to tangible assets	8.3%	8.3%	8.3%	8.4%	8.8%